CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price per Share	Offering Price	Registration Fee(1)
Common Stock, par value $.0001	20,618,557 shares	$24.25	$500,000,007	$58,050

(1)	Pursuant to Rule 457(p) under the Securities Act, registration fees of $35,650.01, $28,520.00 were paid with respect to the respective Registration Statements on Form S-1 filed by Jefferies Commodities Real Return ETF on February 9, 2010, as amended on June 29, 2010 (Registration No. 333-164811) and Jefferies S&P 500 VIX Short-Term Futures ETF on April 23, 2010, as amended on June 18, 2010 (Registration No. 333-166283). Each of Jefferies Commodities Real Return ETF and Jefferies S&P 500 VIX Short-Term Futures ETF is a majority-owned subsidiary of the registrant. Pursuant to Rule 457(p), $64,170.01 of prepaid registration fees is presently available for offset. The $58,050.00 registration fee associated with the instant offering is hereby offset against the prepaid registration fees made in connection with the securities available for issuance under Registration Statement Nos. 333-164811 and 333-166283.
Filed pursuant to Rule 424(b)(2) / 424(b)(8)
Registration No. 333-160214
Prospectus Supplement
(To prospectus dated October 20, 2009)
20,618,557 Shares
Jefferies Group, Inc.
Common Stock

We are offering 20,618,557 shares of our common stock. Leucadia National Corporation, which prior to the offering owned approximately 27.8% of our outstanding common stock, has confirmed its intention to purchase 5,154,639 shares of the common stock offered hereby. Our common stock is listed on the New York Stock Exchange under the symbol “JEF”. The last reported sale price of our common stock on the New York Stock Exchange on April 7, 2011 was $24.71 per share.
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$24.25	$500,000,007
Underwriting Discounts and Commissions	$0.485	$10,000,000
Proceeds to Jefferies Group, Inc. (Before Expenses)	$23.765	$490,000,007

Delivery of the shares of common stock is expected to be made on or about April 13, 2011.
Joint Book-Running Managers

Jefferies	Citi	J.P. Morgan	Natixis
Senior Co-Managers

BMO Capital Markets	BNY Mellon Capital Markets, LLC
Co-Manager
Rabo Securities

Prospectus supplement dated April 8, 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

S-i

Important Notice About Information in this Prospectus
Supplement and the Accompanying Prospectus
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part, the base prospectus, gives more general information, some of which may not apply to the offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.
Special Note on Forward-Looking Statements
This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010 filed with the U.S. Securities and Exchange Commission, or the SEC, on February 2, 2011 and in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2011 filed with the SEC on April 6, 2011. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

S-ii

Prospectus Supplement Summary
In this prospectus supplement, we refer to our subsidiaries Jefferies & Company, Inc. as Jefferies, Jefferies Execution Services, Inc. as Jefferies Execution, Jefferies Financial Products LLC as JFP, Jefferies International Limited as JIL and Jefferies High Yield Trading, LLC as JHYT.
The Company
Jefferies Group, Inc. and its subsidiaries (“we” or “us”) operate as a major global securities and investment banking firm serving companies and their investors. We provide investors fundamental research and trade execution in equity, equity-linked and fixed income securities, including investment grade corporate bonds, high yield and distressed securities, government and agency securities, mortgage- and asset-backed securities, municipal securities, bank loans, leveraged loans, and emerging markets debt, as well as derivatives and engage in securities financing and commodities derivative trading activities. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We also provide certain asset management services and products to institutions and other investors.
Our principal operating subsidiary, Jefferies, was founded in 1962 and our principal international operating subsidiary, JIL, was established in the U.K. in 1986. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.
As of February 28, 2011, we had 3,082 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022. Our telephone number is (212) 284-2550.
Recent Developments
Global Commodities Group Acquisition
We have agreed to acquire the Prudential Bache Global Commodities Group (“Global Commodities Group”) from Prudential Financial, Inc. (“Prudential Financial”). The Global Commodities Group offers brokerage and clearing services in listed derivatives on all major futures and options exchanges around the world. The Global Commodities Group also offers over-the-counter trading in foreign exchange, base and precious metals and energy and agricultural swap transactions.
The acquisition will include Prudential Bache Commodities LLC, Prudential Bache Securities LLC in the U.S., Bache Commodities Limited in the U.K. and Bache Commodities (Hong Kong) Ltd. in Hong Kong, as well as other assets and liabilities of the Global Commodities Group. The acquired businesses will operate globally as Jefferies Bache after closing of the transaction, which is expected to occur during our third fiscal quarter. Jefferies Bache will have over 400 employees in New York, Chicago, London, Hong Kong and Hamburg.
The purchase price will equal the closing date tangible book value of the businesses acquired, which is estimated to be $430 million. We will also assume specified liabilities of the Global Commodities Group, including those that are reflected on the closing date balance sheet. We will also agree to pay, or reimburse and indemnify, those affiliates of Prudential Financial Inc. that have provided financial guarantees and other credit support for customers of the Global Commodities Group for amounts those affiliates may later become required to pay under such guarantees and credit support. Prudential Financial will maintain certain guarantees and credit support that are in place as of the closing date for up to 18 months. If the exposure under these guarantees and credit support exceeds stipulated amounts for certain periods, we will be required to post collateral in respect of the excess.
Senior Notes Offering
On April 8, 2011, we priced an offering (the “Senior Notes Offering”) of $800 million aggregate principal amount of unsecured 5.125% senior notes due 2018, which will result in estimated net proceeds to us of $793.6 million. We expect to issue the senior notes and receive the proceeds on April 13, 2011.

The Offering

Common stock offered by us	20,618,557 shares

Common stock to be outstanding immediately after this offering	197,686,267 shares(1)

Use of proceeds	We estimate the net proceeds of the offering will be $489,711,457. We intend to use these proceeds, together with the net proceeds of the Senior Notes Offering, for general corporate purposes, including the acquisition of the Global Commodities Group and the further development and diversification of our businesses. Please read “Use of Proceeds.”

New York Stock Exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Conflict of interest	Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA and will participate in the distribution of the shares of common stock being offered hereby. Also, we intend to use more than 5% of the net proceeds from this offering to acquire the Global Commodities Group from Prudential Financial. This acquisition will include Prudential Bache Securities LLC, a FINRA member, among other assets. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

(1)	This amount is based on 177,067,710 shares outstanding as of February 28, 2011, excluding 8,936,018 shares reserved for issuance upon conversion of our 3.875% Convertible Senior Debentures due 2029 (which are not currently convertible), 4,105,138 shares reserved for issuance upon conversion of our 3.25% Series A Cumulative Convertible Preferred Stock, and an additional 30,647,333 shares reserved for issuance pursuant to awards under our share-based compensation plans.

Summary Consolidated Financial Data
The following table sets forth our summary consolidated financial data for the periods presented below. The summary consolidated financial data as of November 30, 2010 and December 31, 2009, for the eleven-month transition period ended November 30, 2010 and for each of the two years in the two-year period ended December 31, 2009 have been derived from our audited consolidated financial statements, incorporated by reference herein. The summary consolidated financial data as of and for the three months ended February 28, 2011 and March 31, 2010 have been derived from our unaudited consolidated financial statements incorporated by reference herein. Our unaudited consolidated financial statements include all adjustments, which include only normal and recurring adjustments, necessary to present fairly the data included therein.
Our historical results are not necessarily indicative of the results of operations for future periods, and our results of operations for the three-month period ended February 28, 2011 are not necessarily indicative of the results that may be expected for the fiscal year ending November 30, 2011. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

			Transition
			Period Ended
	Three Months Ended		November 30,	Year Ended December 31,
	February 28, 2011	March 31, 2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Earnings Statement Data
Revenues:
Commissions	$119,921	$134,438	$466,246	$512,293	$611,823
Principal transactions	290,151	150,380	509,070	838,396	(80,479)
Investment banking	239,059	198,337	890,334	474,315	425,887
Asset management fees and investment income (loss) from managed funds	23,868	6,599	16,785	35,887	(52,929)
Interest	273,216	218,935	852,494	732,250	741,559
Other	20,461	16,679	62,417	38,918	28,573

Total revenues	966,676	725,368	2,797,346	2,632,059	1,674,434
Interest expense	208,294	145,313	605,096	468,798	660,448

Net revenues	758,382	580,055	2,192,250	2,163,261	1,013,986
Interest on mandatorily redeemable preferred interest of consolidated subsidiaries	16,438	2,048	14,916	37,248	(69,077)

Net revenues, less mandatorily redeemable preferred interest	741,944	578,007	2,177,334	2,126,013	1,083,063

Non-interest expenses:
Compensation and benefits	442,892	319,801	1,282,644	1,195,971	1,522,157
Floor brokerage and clearing fees	28,132	30,729	110,835	80,969	64,834
Technology and communications	43,675	40,209	160,987	141,233	127,357
Occupancy and equipment rental	17,979	19,706	68,085	72,824	76,255
Business development	19,938	13,361	62,015	37,614	49,376
Professional services	13,276	14,423	49,080	41,125	46,948
Other	13,121	17,322	47,017	48,530	84,296

Total non-interest expenses	579,013	455,551	1,780,663	1,618,266	1,971,223

Earnings (loss) before income taxes	162,931	122,456	396,671	507,747	(888,160)
Income tax expense (benefit)	60,886	46,369	156,404	195,928	(293,359)

Net earnings (loss)	102,045	76,087	240,267	311,819	(594,801)
Net earnings (loss) to noncontrolling interest	14,704	3,943	16,601	36,537	(53,884)

Net earnings (loss) to common shareholders	$87,341	$72,144	$223,666	$275,282	$(540,917)

Earnings (loss) per common share:
Basic	$0.42	$0.35	$1.10	$1.36	$(3.30)
Diluted	$0.42	$0.35	$1.09	$1.35	$(3.30)
Weighted average common shares:
Basic	199,141	198,507	196,393	200,446	166,163
Diluted	203,257	202,630	200,511	204,572	166,163
Cash Flow Data
Net cash (used in) provided by operating activities	$(1,000,219)	$(755,051)	$(451,464)	$(126,920)	$347,628
Net cash used in investing activities	$(13,356)	$(10,815)	$(44,235)	$(113,524)	$(137,292)
Net cash (used in) provided by financing activities	$(16,530)	$(57,882)	$832,429	$786,051	$187,970

	As of
	February 28, 2011	March 31, 2010	November 30, 2010	December 31, 2009
Balance Sheet Data
Cash and cash equivalents (including $282,491, $138,429, and $202,565 from VIEs at February 28, 2011, March 31, 2010 and November 30, 2010, respectively)	$1,164,333	$1,025,388	$2,188,998	$1,853,167
Total assets (including $1,290,369, $1,590,788, and $1,410,626 from VIEs at February 28, 2011, March 31, 2010 and November 30, 2010, respectively)	$40,428,150	$34,023,441	$36,726,543	$28,121,023
Total stockholders’ equity	$2,926,311	$2,632,912	$2,810,965	$2,619,678

Risk Factors
In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following factors before deciding to purchase our common stock.
Risks Associated with Our Business
The following factors describe some of the assumptions, risks, uncertainties and other factors that could adversely affect our business or that could otherwise result in changes that differ materially from our expectations. In addition to the factors mentioned in this report, we may also be affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.
Our expansion in the commodities business presents various risks.
Our acquisition of the Global Commodities Group represents a large and significant investment in commodities, beyond the commodities derivative trading business that has been conducted by JFP. We have not previously operated a commodities business of the scale of the Global Commodities Group, which offers brokerage and clearing services in listed derivatives, foreign exchange, and precious and base metal products. There can be no assurance that we will be able to integrate the acquired entities with our own operations successfully or that we will profitably operate the Global Commodities Group’s business. The commodities business we are acquiring presents many operational and financial risks, including our obligation to pay, or reimburse and indemnify, those affiliates of Prudential Financial that have provided financial guarantees and other credit support for customers of the Global Commodities Group for amounts those affiliates may later become required to pay under such guarantees and credit support. If these operational and financial risks materialize, they could cause us to experience losses that could affect our profitability and potentially restrict our ability to grow and diversify in other businesses.
Recent new legislation and new and pending regulation may significantly affect our business.
Recent market and economic conditions have led to new legislation and regulation affecting the financial services industry, both in the United States and abroad. These new measures include limitations on the types of activities in which certain financial institutions may engage as well as more comprehensive regulation of the over-the-counter derivatives market. In addition, fiduciary standards have been imposed on securities firms in their dealings with states, municipalities, and pension funds, among others, which may affect our municipal securities business.
These legislative and regulatory initiatives will affect not only us, but also our competitors and certain of our customers. These changes could eventually have an effect on our revenue, limit our ability to pursue certain business opportunities, impact the value of assets that we hold, require us to change certain business practices, impose additional costs on us, and otherwise adversely affect our business. Accordingly, we cannot provide assurance that the new legislation and regulation will not eventually have an adverse effect on our business, results of operations, cash flows and financial conditions.
If we do not comply with the new, or existing, legislation and regulations that apply to our operations, we may be subject to fines, penalties or material restrictions on our business in the jurisdiction where any violations occur. In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and taxes and increasing the potential risks associated with our operations. As this regulatory trend continues, it could adversely affect our operations and, in turn, our financial results.
We cannot fully predict the impact of U.K. bank regulation reform on our business.
On June 17, 2010, the U.K. government announced the breakup of its chief financial regulator, the Financial Services Authority, into three separate agencies, including a bank regulating subsidiary inside the Bank of England. It is unclear what effect this reform will have on our business in the U.K. This reform may result in calls to increase capital and to impose new liquidity requirements, and may impose other additional obligations and taxes on our U.K. operations. As a result, these changes could affect our revenue, limit our ability to pursue business opportunities, impact the value of assets that we hold, require us to change certain of our business practices, impose additional costs on us, or otherwise adversely affect our U.K. businesses. Accordingly, we cannot provide assurance that such reform would not have an adverse effect on our business, results of operations, cash flows or financial condition.

Changing conditions in financial markets and the economy could result in decreased revenues, losses or other adverse consequences.
Our net revenues and profits were adversely affected in 2008 by the equity and credit market turmoil. As a global securities and investment banking firm, global changes in the financial markets or economic conditions could adversely affect our business in many ways, including the following:
•	A market downturn could lead to a decline in the volume of transactions executed for customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

•	Unfavorable financial or economic conditions could reduce the number and size of transactions in which we provide underwriting, financial advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting or placement fees, are directly related to the number and size of the transactions in which we participate and could therefore be adversely affected by unfavorable financial or economic conditions.

•	Adverse changes in the market could lead to losses from principal transactions.

•	Adverse changes in the market could also lead to a reduction in revenues from asset management fees and investment income from managed funds and losses on our own capital invested in managed funds. Even in the absence of a market downturn, below-market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

•	Increases in credit spreads, as well as limitations on the availability of credit, such as occurred during 2008, can affect our ability to borrow on a secured or unsecured basis, which may adversely affect our liquidity and results of operations.

•	New or increased taxes on compensation payments such as bonuses or on balance sheet items may adversely affect our profits.
Our principal trading and investments expose us to risk of loss.
A considerable portion of our revenues is derived from trading in which we act as principal. Although a significant portion of our principal trading is “riskless principal” in nature, we may incur trading losses relating to the purchase, sale or short sale of high yield, international, convertible, and equity securities and futures and commodities for our own account. In any period, we may experience losses as a result of price declines, lack of trading volume, and illiquidity. From time to time, we may engage in a large block trade in a single security or maintain large position concentrations in a single security, securities of a single issuer, securities of issuers engaged in a specific industry, or securities from issuers located in a particular country or region. In general, because our inventory is marked to market on a daily basis, any downward price movement in these securities could result in a reduction of our revenues and profits. In addition, we may engage in hedging transactions that if not successful, could result in losses.
Increased competition may adversely affect our revenues and profitability.
All aspects of our business are intensely competitive. We compete directly with numerous other brokers and dealers, investment banking firms and commercial banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. Recent changes, such as financial institution consolidations and the U.S. government’s involvement with financial institutions through the Emergency Economic Stabilization Act of 2008 and other transactions, may provide a competitive advantage for some of our competitors. We believe that the principal factors affecting competition involve market focus, reputation, the abilities of professional personnel, the ability to execute the transaction, relative price of the service and products being offered, bundling of products and services and the quality of service. Increased competition or an adverse change in our competitive position could lead to a reduction of business and therefore a reduction of revenues and profits. Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by such employee or employees. Competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

Operational risks may disrupt our business, result in regulatory action against us or limit our growth.
Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.
We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.
In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.
Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.
Asset management revenue is subject to variability based on market and economic factors and the amount of assets under management.
Asset management revenue includes revenues we receive from management, administrative and performance fees from funds managed by us, revenues from asset management and performance fees we receive from third party managed funds and accounts, and investment income from our investments in these funds and accounts. These revenues are dependent upon the amount of assets under management and the performance of the funds and accounts. If these funds or accounts do not perform as well as our asset management clients expect, our clients may withdraw their assets from these funds and accounts, which would reduce our revenues. Some of our revenues are derived from our own investments in these funds and accounts. We experience significant fluctuations in our quarterly operating results due to the nature of our asset management business and therefore may fail to meet revenue expectations. Even in the absence of a market downturn, below market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.
We face numerous risks and uncertainties as we expand our business.
We expect the growth of our business to come primarily from internal expansion and through acquisitions and strategic partnering. As we expand our business, there can be no assurance that our financial controls, the level and knowledge of our personnel, our operational abilities, our legal and compliance controls and our other corporate support systems will be adequate to manage our business and our growth. The ineffectiveness of any of these controls or systems could adversely affect our business and prospects. In addition, as we acquire new businesses and introduce new products, such as futures trading and the securitization of varying asset classes, we face numerous risks and uncertainties integrating their controls and systems into ours, including financial controls, accounting and data processing systems, management controls and other operations. A failure to integrate these systems and controls, and even an inefficient integration of these systems and controls, could adversely affect our business and prospects.

Our international operations subject us to numerous risks which could adversely impact our business in many ways.
Our business and operations are expanding globally, including the recent expansion of our business in Asia. As we operate in foreign countries, we are subject to legal, regulatory, political, economic and other inherent risks. The laws and regulations applicable to the securities and investment banking industries in these foreign countries differ. Our inability to remain in compliance with applicable laws and regulations in a particular country could have a significant and negative effect on our business and prospects in that country as well as in other countries. A political, economic or financial disruption in a country or region could adversely impact our business and increase volatility in financial markets generally.
Extensive regulation of our business limits our activities, and, if we violate these regulations, we may be subject to significant penalties.
The securities industry is subject to extensive laws, rules and regulation in every country in which we operate. In addition, self-regulatory organizations and the securities exchanges, are actively involved in the regulation of broker-dealers. Securities firms are also subject to regulation by myriad regulatory bodies, securities commissions and attorneys general in those foreign jurisdictions and states in which they do business. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales and trading methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, anti-money laundering efforts, recordkeeping and the conduct of directors, officers and employees. Broker-dealers that engage in commodities and futures transactions are also subject to regulation by related agencies. All such regulatory agencies may conduct administrative proceedings that can result in censure, fine, suspension, expulsion of a broker-dealer or its officers or employees, or revocation of broker-dealer licenses. Additional legislation, changes in rules, changes in the interpretation or enforcement of existing laws and rules, or the entering into businesses that subject us to new rules and regulations may directly affect our mode of operation and our profitability. Furthermore, legislative or regulatory changes that increase capitalization requirements or impose leverage ratio requirements may adversely affect our ability to maintain or grow our business. Continued efforts by market regulators to increase transparency and reduce transaction costs for investors has affected and could continue to affect our trading revenue.
Legal liability may harm our business.
Many aspects of our business involve substantial risks of liability, and in the normal course of business, we have been named as a defendant or codefendant in lawsuits involving primarily claims for damages. The risks associated with potential legal liabilities often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Jefferies Wealth Management involves an aspect of the business that has historically had more risk of litigation than our institutional business. Additionally, the expansion of our business, including increases in the number and size of investment banking transactions and our expansion into new areas, such as the municipal securities business, imposes greater risks of liability. In addition, unauthorized or illegal acts of our employees could result in substantial liability to us. Substantial legal liability could have a material adverse financial effect or cause us significant reputational harm, which in turn could seriously harm our business and our prospects.
Our business is subject to significant credit risk.
In the normal course of our businesses, we are involved in the execution, settlement and financing of various customer and principal securities and derivative transactions. These activities are transacted on a cash, margin or delivery-versus-payment basis and are subject to the risk of counterparty or customer nonperformance. Although transactions are generally collateralized by the underlying security or other securities, we still face the risks associated with changes in the market value of the collateral through settlement date or during the time when margin is extended and the risk of counterparty nonperformance to the extent collateral has not been secured or the counterparty defaults before collateral or margin can be adjusted. We may also incur credit risk in our derivative transactions to the extent such transactions result in uncollateralized credit exposure to our counterparties.
We seek to control the risk associated with these transactions by establishing and monitoring credit limits and by monitoring collateral and transaction levels daily. We may require counterparties to deposit additional collateral or return collateral pledged. In the case of aged securities failed to receive, we may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

Derivative transactions may expose us to unexpected risk and potential losses.
We are party to a large number of derivative transactions that require us to deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold the underlying security, loan or other obligation and may have difficulty obtaining, or be unable to obtain, the underlying security, loan or other obligation through the physical settlement of other transactions. As a result, we are subject to the risk that we may not be able to obtain the security, loan or other obligation within the required contractual time frame for delivery. This could cause us to forfeit the payments due to us under these contracts or result in settlement delays with the attendant credit and operational risk as well as increased costs to the firm.
Risks Associated with the Offering
Our share price may fluctuate.
The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, future transaction to which we are a party, this offering, or future sales of our securities. Such risks may be affected by:
•	operating results that vary from the expectations of management, securities analysts, and investors;

•	developments in our business or in the financial sector generally;

•	regulatory, legislative and governmental policy changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, and other material events by us or our competitors;

•	changes in the credit, mortgage, and real estate markets, including the market for mortgage-related and other asset-backed securities; and

•	changes in global financial and commodities markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.
Stock markets, in general, have experienced since late 2007, and continue to experience, significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
Except as described under “Underwriting,’’ we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock or securities convertible or exchangeable into shares of our common stock may dilute the ownership interest of our common stockholders adversely. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.
You may not receive dividends on the common stock.
Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We are incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. During times of financial or market stress, which may adversely impact earnings or alternative methods of raising capital, we may be required or may deem it prudent to reduce dividends on our common stock in order to build or conserve capital. In addition, there may be legislative or regulatory developments resulting in enhanced supervisory standards that could impact our dividend policies in the future. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our preferred stock or the depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future.
Certain provisions of Delaware law and our certificate of incorporation and by-laws may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in certain business combinations with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, subject to certain exceptions. In addition, our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Use of Proceeds
We estimate that the net proceeds from the issuance and sale of the shares, after deducting the underwriting discounts and commissions, and the expenses relating to the offering, will be approximately $489.7 million. We intend to use the proceeds of this offering, together with the net proceeds of the Senior Notes Offering, for general corporate purposes, including the acquisition of the Global Commodities Group and the further development and diversification of our businesses. We currently anticipate raising additional capital through the issuance of debt securities which we would use for the same general corporate purposes. We consistently review and consider opportunities to expand our business, including possible acquisitions of complementary businesses. We are currently pursuing a number of business initiatives; however, we are not currently a party to any letter of intent or binding agreement to acquire any assets or business other than as described herein.
Capitalization
The following table sets forth our cash position and our capitalization as of February 28, 2011 on an actual basis and as adjusted to give effect to the sale of the shares of common stock in this offering and to the Senior Notes Offering. The following table does not give effect to the acquisition of the Global Commodities Group or the application of the proceeds of this offering.

	As of February 28, 2011
(Unaudited, in thousands)	Actual	As Adjusted

Cash:

Cash and cash equivalents (including $282,491 from VIEs)	$1,164,333	$2,447,619

Capitalization:

Total long-term debt	3,780,304	4,577,520

Mandatorily redeemable convertible preferred stock	125,000	125,000

Mandatorily redeemable preferred interest of consolidated subsidiaries (including $332,258 from VIEs)	332,258	332,258

Stockholders’ equity(1)

Common stock, $0.0001 par value, 500,000,000 shares authorized;
177,067,710 shares outstanding, actual, and

197,686,267 shares outstanding, as adjusted	21	21

Additional paid-in capital	2,275,107	2,368,041
Retained earnings	922,478	922,478

Total stockholders’ equity	2,926,311	3,416,022

Total Capitalization	$7,163,873	$8,450,800

(1)	The shares offered by us will consist entirely of treasury shares. Accordingly, we will reflect an increase to treasury stock within total stockholders’ equity of approximately $396.8 million. The remainder of the net proceeds will be reflected in Additional paid-in capital.

Price Range of Common Stock
Our common stock is traded on the New York Stock Exchange under the symbol “JEF.” The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

	Common Stock
	High	Low
Year ended November 30, 2011:
Second Quarter (through April 7)	$25.81	$22.58
First Quarter	27.12	23.43
Year ended November 30, 2010:
Fourth Quarter(1)	$26.16	$22.03
Third Quarter(1)	25.88	20.15
Second Quarter(1)	28.44	21.37
First Quarter	27.72	23.65
Year ended December 31, 2009:
Fourth Quarter	$30.99	$22.12
Third Quarter	27.60	17.82
Second Quarter	22.63	13.28
First Quarter	15.28	8.04
Year ended December 31, 2008:
Fourth Quarter	$22.60	$7.97
Third Quarter	29.00	13.19
Second Quarter	20.58	14.06
First Quarter	23.08	13.68

(1)	On April 19, 2010, our board of directors and senior management approved a change to our fiscal year end from a calendar year basis to a fiscal year ending on November 30. Our 2010 second, third and fourth quarters were comprised of the three months ended May 31, August 31 and November 30, respectively.
On April 7, 2011, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $24.71 per share. On that date, there were approximately 1,600 holders of record of the common stock.
Dividend Policy
On March 21, 2011, our board of directors declared a dividend of $0.075 in cash per share of common stock payable on May 16, 2011 to stockholders of record as of April 15, 2011.
Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, applicable law, and other factors that our board of directors deems relevant.

Description of Capital Stock
Our authorized capital consists of 500,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of February 28, 2011, we had outstanding 177,067,710 shares of common stock and 125,000 shares of 3.25% Series A Cumulative Convertible Preferred Stock, which must be redeemed on January 15, 2036. All of our outstanding shares of capital stock are, and the shares of common stock being offered hereby will be, fully paid and non-assessable.
Please refer to the section entitled “Description of Securities We May Offer — Common Stock” on page 20 of the accompanying base prospectus for further information about our common stock being offered by this prospectus supplement.

Underwriting
Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriters	Number of Shares
Jefferies & Company, Inc.	12,268,041
Citigroup Global Markets Inc.	2,061,856
J.P. Morgan Securities LLC	2,061,856
Natixis Securities North America Inc.	2,061,856
BMO Capital Markets Corp.	824,742
BNY Mellon Capital Markets, LLC	824,742
Rabo Securities USA, Inc.	515,464

Total	20,618,557

The underwriters have agreed to purchase all of the shares of common stock sold pursuant to the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The prospectus and this prospectus supplement, together with any applicable supplement, may also be used by the underwriters in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. The underwriters may act as principals or agents in such transactions.
Leucadia National Corporation, which prior to this offering owned approximately 27.8% of our outstanding common stock has confirmed its intention to purchase 5,154,639 shares of the common stock offered hereby. Ian M. Cumming, the Chairman of Leucadia’s board of directors, and Joseph S. Steinberg, Leucadia’s President, are members of our board of directors.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus, and to certain dealers at that price less a commission not in excess of $0.291 per share.
The following table shows the public offering price, the underwriting discounts and commissions, and the proceeds, before expenses, to us in connection with this offering.

	Per Share	Total
Public Offering Price	$24.25	$500,000,007
Underwriting Discounts and Commissions	$0.485	$10,000,000
Proceeds to Jefferies Group, Inc. (Before Expenses)	$23.765	$490,000,007
The expenses of the offering, not including the underwriting discounts and commission, are estimated to be $288,550 and are payable by us.

Lock-up Agreements
We, our executive officers and directors, and Leucadia National Corporation, are agreeing, subject to specified exceptions, not to directly or indirectly, without the prior written consent of Jefferies & Company, Inc., sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our ordinary shares or other securities convertible into or exchangeable or exercisable for our ordinary shares or derivatives of our ordinary shares owned by these persons prior to this offering or ordinary shares issuable upon exercise of options or warrants held by these persons for a period of 60 days after the date of this prospectus. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the transferee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representative and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 60 day period.
The 60 day lock-up period as described above is subject to adjustment only under the following circumstances. If (1) during the last 17 days of the 60 day lock-up period, (a) we release earnings results or (b) material news or a material event relating to us occurs, or (2) prior to the expiration of the 60 day lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the 60 day lock-up period, then, in each case, the 60 day lock-up period will be extended until the expiration of the 18-day period beginning on the date of our release of the earnings results or the occurrence of material news or a material event relating to us, unless the representative, on behalf of the underwriters, waives this extension in writing.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.
Upon receipt of a request by an investor or its representative who has received an electronic prospectus from an underwriter within the period during which there is an obligation to deliver a prospectus, we will promptly transmit, or cause to be transmitted, without charge, a paper copy of the prospectus.
Price Stabilization and Short Positions
Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares of our common stock. In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Establishing short sales positions may involve either “covered” short sales or “naked” short sales. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that, in the open market after the pricing of this offering, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.
A “stabilizing bid” is a bid for or the purchase of common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations
In the future, the underwriters and their affiliates may provide various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:
•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
The sellers of the shares of common stock have not authorized and do not authorize the making of any offer of the shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.
Notice to Prospective Investors in the United Kingdom
This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.
Notice to Prospective Investors in Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The shares of common stock offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except,
•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Conflict of Interest
Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA and will participate in the distribution of the shares of common stock in the offering. Also, we intend to use more than 5% of the net proceeds from this offering to acquire the Global Commodities Group from Prudential Financial. The acquisition of the Global Commodities Group will include Prudential Bache Securities LLC, a FINRA member, among other assets. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies & Company, Inc. will not confirm sales of our common stock to any account over which it exercises discretionary authority without the prior written specific approval of the customer. See “Use of Proceeds”.
Legal Matters
Certain matters relating to the offering of the common stock will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Dewey & LeBoeuf LLP, New York, New York is counsel for the underwriters in connection with this offering. Certain partners of Morgan, Lewis & Bockius LLP hold shares of our common stock and have invested in funds managed by us. Dewey & LeBoeuf LLP has from time to time acted as counsel for Jefferies Group, Inc. and its subsidiaries and may do so in the future.
Experts
The consolidated financial statements of Jefferies Group, Inc. (the “Company”) as of November 30, 2010 and for the eleven month period ended November 30, 2010, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and have been incorporated by reference herein and in the registration statement. Such consolidated financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2009, and for each of the years in the two-year period ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify KPMG LLP with respect to legal costs and expenses they may incur as a result of their successful defense of any legal action or proceeding that may arise as a result of their consent to include their report in our Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010.

Where You Can Find More Information
As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
Incorporation of Certain Information by Reference
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
•	Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010, filed on February 2, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, filed on April 6, 2011;

•	Current Report on Form 8-K filed on April 7, 2011; and

•	The description of our common stock contained in the Registration Statement on Form 10 filed on April 20, 1999 and any further amendment or report filed thereafter for the purpose of updating such description.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:
Investor Relations
Jefferies Group, Inc.
520 Madison Avenue
New York, New York 10022
(212) 284-2550

PROSPECTUS

JEFFERIES GROUP, INC.

Debt Securities
Convertible Debt Securities
Warrants
Preferred Stock
Depositary Shares
Purchase Contracts
Units
Common Stock

The securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies Group, Inc. may use this prospectus in the initial sale of these securities. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus in a market-making transaction in any of these securities after its initial sale. UNLESS JEFFERIES GROUP, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

This prospectus is dated October 20, 2009

EXPLANATORY NOTE

The prospectus contained herein relates to all of the following:

•	the initial offering of debt securities, convertible debt securities, warrants, preferred stock, depositary shares, purchase contracts, units and common stock issuable by Jefferies Group, Inc.;

•	the offering of such securities by the holders thereof; and

•	market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially offered and sold.

When the prospectus is delivered to an investor in the initial or a secondary offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Where You Can Find More Information

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 6, 2009;

•	Current Reports on Form 8-K filed on June 24, 2009, June 25, 2009, June 26, 2009 and September 24, 2009; and

•	The description of our common stock contained in the Registration Statement on Form 10 filed on April 20, 1999 and any further amendment or report filed thereafter for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations
Jefferies Group, Inc.
520 Madison Avenue
12th Floor
New York, New York 10022
(212) 284-2550

Explanatory Note Regarding Financial Statements

The FASB has issued its Accounting Standards Codification. This “Explanatory Note Regarding Financial Statements” conforms to reflect how generally accepted accounting principles are now currently organized and presented.

We adopted the FASB’s changes to Accounting Standards Codification (“ASC”) 810, Consolidation, which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries on January 1, 2009. Prior to January 1, 2009, we reported minority interest within liabilities on our Consolidated Statements of

Financial Condition. The changes to ASC 810 require an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity and, accordingly, we now present non-controlling interests within stockholders’ equity, separately from our own equity. The changes to ASC 810 also require that revenues, expenses, net income or loss, and other comprehensive income or loss be reported in the consolidated financial statements at the consolidated amounts, which include+ amounts attributable to both owners of the parent and noncontrolling interests. Net income or loss and other comprehensive income or loss shall then be attributed to the parent and noncontrolling interests. Prior to January 1, 2009, we recorded minority interest in earnings (loss) of consolidated subsidiaries in the determination of net earnings (loss). These changes were reflected in the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2009, filed with the SEC on May 8, 2009 and our Quarterly Report on Form 10-Q, for the second quarter ended June 30, 2009, filed with the SEC on August 6, 2009, both of which are incorporated herein by reference.

In connection with the filing of the registration statement of which this prospectus is a part, we have recast prior financial statements to retrospectively reflect the adoption of the changes to ASC 810. In addition, these recast financial statements reflect the retrospective application of the FASB’s changes to ASC 260, Earnings Per Share, also adopted on January 1, 2009. As of January 1, 2009, net earnings are allocated among common shareholders and participating securities based on their right to share in earnings. The adoption of these changes reduced previously reported earnings per share.

These recast financial statements, together with the related recast management’s discussion and analysis of financial condition and results of operations and selected financial information for the five years ended December 31, 2008, have been filed with the SEC on a Current Report on Form 8-K, filed June 25, 2009, and incorporated herein by reference. The financial statements, management’s discussion and analysis of financial condition and results of operations and selected financial information included in the Current Report on Form 8-K supersede those included in our Annual Report on Form 10-K for 2008, filed on February 27, 2009, and incorporated herein by reference. See Note 12 to the recast financial statements filed with the Current Report on Form 8-K for an explanation of the calculation of earnings per share under ASC 260.

Jefferies Group, Inc.

Jefferies Group, Inc. and its subsidiaries (“we”, “us” or “our”) operate as an independent, full-service global securities and investment banking firm serving companies and their investors. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We provide investors fundamental research and trade execution in equity, equity-linked, and fixed income securities, including corporate bonds, government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, whole loans and emerging markets debt, convertible securities as well as commodities and derivatives. We also provide asset management services and products to institutions and other investors. Effective June 18, 2009, Jefferies was designated as a primary dealer by the Federal Reserve Bank of New York.

Our principal operating subsidiary, Jefferies, was founded in 1962. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.

As of June 30, 2009, we had 2,307 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022. Our telephone number there is (212) 284-2550 and our Internet address is www.jefferies.com.

Description of Securities We May Offer

Debt Securities

Please note that in this section entitled Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indentures have been filed with the SEC and are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information”, or by contacting the applicable indenture trustee.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under each of the senior debt indenture and the subordinated debt indenture will be The Bank of New York Mellon.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

We may issue fixed or floating rate debt securities.

Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Material federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Jefferies.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether the debt is senior or subordinated;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•	if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of Jefferies;

•	any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Jefferies or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures” and Settlement. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of The Bank of New York Mellon in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

Market-Making Transactions.  If you purchase your debt security — or any of our other securities we describe in this prospectus — in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies & Company, Inc. or one of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of The Bank of New York Mellon in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of The Bank of New York Mellon in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

We will issue senior debt securities under the senior debt indenture. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, and interest in respect of indebtedness of Jefferies for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities;

•	all capitalized lease obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

•	indebtedness that is subordinated to a senior debt obligation of ours specified above.

The effect of this last provision is that we may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

Limitations on Liens.  The senior indenture provides that we will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 10.08).

Limitations on Transactions with Affiliates.  The senior indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any affiliate of ours unless:

•	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

•	in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the notes are issued.

Limitations on Mergers and Sales of Assets.  The indentures provide that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

•	either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 8.01).

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series.

No such modification may, without the consent of each holder of an affected security:

•	extend the fixed maturity of any such securities;

•	reduce the rate or change the time of payment of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	change any obligation of ours to pay additional amounts;

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

•	change any obligation of ours to maintain an office or agency (Section 9.02).

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•	our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year (Section 10.05).

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity (Section 6.02).

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Defeasance

Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

•	we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Payment of Additional Amounts

If so noted in the applicable prospectus supplement for a particular issuance, we will pay to the holder of any debt security who is a United States Alien (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

•	any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

•	any tax, assessment or other governmental charge that is imposed by reason of a holder’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of our stock, as determined for purposed of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);

•	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder of ours (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended and the regulations that may be promulgated thereunder), or (2) a controlled foreign corporation with respect to us within the meaning of the Code; or

•	any combinations of items identified in the bullet points above.

In addition, we will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

The term United States Alien means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purpose, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

If so noted in the applicable prospectus supplement for a particular issuance, we may redeem the debt securities in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, plus all accrued but unpaid interest through the redemption date if we determine that as a result of a change in tax law (as defined below):

•	we have or will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”; or

•	there is a substantial possibility that we will be required to pay such additional amounts.

A change in tax law that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to us.

Prior to the publication of any notice of redemption, we shall deliver to the Trustee an officers’ certificate stating that we are entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of counsel to such effect based on such statement of facts.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustee under the Indentures

We have and may continue to have banking and other business relationships with The Bank of New York Mellon, or any subsequent trustee, in the ordinary course of business.

Convertible Debt Securities

Please note that in this section entitled Convertible Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own convertible debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in convertible debt securities registered in street name or in convertible debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the convertible debt securities should read the section below entitled Book-Entry Procedures and Settlement.

The convertible debt securities offered by this prospectus will be our unsecured senior debt obligations and will be convertible into shares of our common stock. We will issue convertible debt securities under an indenture (convertible securities). The terms of the indenture (convertible securities) are substantially the same as the senior debt indenture described above under “— Debt Securities” except for: the inclusion of provisions with respect to the conversion of securities; the omission of provisions comparable to those described above under “— Debt Securities — Defeasance” and the omission of provisions comparable to those described above under “Debt Securities- Covenants — Limitations on Liens” and “— Limitations on Transactions with Affiliates.”

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture (convertible securities) will be The Bank of New York Mellon. The prospectus supplement for any offered series of convertible debt securities will describe all material terms of the series.

Warrants

Please note that in this section entitled Warrants, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that Jefferies or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We may offer warrants separately or together with our debt or equity securities.

We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

Information in the Prospectus Supplement

The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

•	whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•	whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•	whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•	any other terms of the warrants.

If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants’ expiration date.

No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

Our affiliates may resell our warrants in market-making transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Additional Information in the Prospectus Supplement for Debt Warrants

In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•	the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants

The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

No such modification or amendment may, without the consent of each holder of an affected warrant:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

Preferred Stock

As of the date of this prospectus, our authorized capital stock includes 10 million shares of preferred stock, 125,000 shares of which were issued and outstanding as of March 31, 2009. In February 2006, we issued $125.0 million of Series A convertible preferred stock in a private placement. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and is currently convertible into 4,105,138 shares of our common stock at an effective conversion price of approximately $30.45 per share. The Series A convertible preferred stock is callable beginning in 2016 and will mature in 2036.

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.

Our affiliates may resell our preferred stock in market-marking transactions after its initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Rank

Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under Depositary Shares, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of our preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designations establishing such series; and

•	as required by applicable law.

Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Our affiliates may resell depositary shares in market-marking transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property other than cash received by it in respect of the preferred stock to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, depositary shares, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Stock

Our authorized capital stock includes 500 million shares of common stock, 171,081,538 of which were issued and outstanding as of May 1, 2009. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights). Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is American Stock Transfer. The common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Our affiliates may resell our common stock after its initial issuance in market-making transactions. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect

The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

Delaware Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws.  Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Form, Exchange and Transfer

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement”.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	You may exchange, transfer, present for payment or exercise securities at the office of the relevant trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•	You will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

Book-Entry Procedures And Settlement

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg (Clearstream Banking SA) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Ratio of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the fiscal years in the five year period ended December 31, 2008 and for the six month period ended June 30, 2009 are as follows:

						Six Months
	Year Ended December 31,					Ended
	2008(3)	2007	2006	2005	2004	June 30, 2009

Ratio of Earnings to Fixed Charges(1)	—	3.0	4.5	5.5	5.6	3.6
Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends(2)	—	2.9	4.4	5.5	5.6	3.6

(1)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by the sum of (b) fixed charges and (c) convertible preferred stock dividends. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by approximately $746.2 million.

Use of Proceeds

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	the redemption or repurchase of outstanding equity and debt securities;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

Plan of Distribution

We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the any prospectus supplement relating to the offering.

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in NASD Rule 2720. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the actual commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Market-Making Resales by Affiliates

This prospectus may be used by Jefferies & Company, Inc. in connection with offers and sales of the securities in market-making transactions (and offers and sales of any other securities covered by this prospectus and underlying such securities that are incidental to such market-making activity). In a market-making transaction, Jefferies & Company, Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies & Company, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies & Company, Inc. acts as principal, or as agent for both counterparties in a transaction in which Jefferies & Company, Inc. does not act as principal. Jefferies & Company, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Certain ERISA Considerations

Jefferies Group, Inc. has certain affiliates that provide services to many employee benefit plans. Jefferies Group, Inc. and certain of its affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to many employee benefit plans. Prohibited transactions within the meaning of ERISA and the Code may result if any offered securities are acquired by or with the assets of a pension or other employee benefit plan relating to which Jefferies Group, Inc. or any of its affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager” or under any other available exemption. Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

Legal Matters

Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”, and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” and retrospectively adjusted the consolidated financial statements as of and for all periods included therein.

20,618,557 Shares
Common Stock

Prospectus Supplement

Jefferies
Citi
J.P. Morgan
Natixis
BMO Capital Markets
BNY Mellon Capital Markets, LLC
Rabo Securities
April 8, 2011